Registration Statement No. 333-275898 Filed pursuant to Rule 433

Dual Directional Trigger PLUS Based on the Performance of the iShares® Silver Trust due May 5, 2027

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

This document provides a summary of the terms of the Dual Directional Trigger PLUS (the “Trigger PLUS”). Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, and “Selected Risk Considerations” below, before making a decision to invest in the Trigger PLUS.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlier:	The iShares® Silver Trust (Bloomberg symbol: “SLV UP”)
Stated principal amount:	$1,000 per Trigger PLUS
Pricing date:	January 16, 2026
Original issue date:	January 22, 2026
Valuation date:	April 30, 2027
Maturity date:	May 5, 2027
Payment at maturity:

You will receive on the maturity date a cash payment per Trigger PLUS determined as follows:

•

If the final underlier value is greater than the initial underlier value:

the lesser of (a) $1,000 + ($1,000 × underlier return × leverage factor) and (b) maximum upside payment at maturity

•

If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value:

$1,000 + (-1 × $1,000 × underlier return)

In this scenario, you will receive a positive return on the Trigger PLUS equal to the absolute value of the underlier return, even though the underlier return is negative. In no event will this return exceed 20%.

•

If the final underlier value is less than the trigger value:

$1,000 + ($1,000 × underlier return)

Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount. You will lose more than 20% and possibly all of the stated principal amount if the final underlier value is less than the trigger value.

Maximum upside payment at maturity:	$1,536.00 per Trigger PLUS (153.60% of the stated principal amount)
Leverage factor:	200% (applicable only if the final underlier value is greater than the initial underlier value)
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Trigger value:	80% of the initial underlier value
Initial underlier value:	The closing value of the underlier on the pricing date
Final underlier value:	The closing value of the underlier on the valuation date
CUSIP / ISIN:	78017PZN4 / US78017PZN40
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/000095010325016671/ dp239309_424b2-mseln654slv.htm

The initial estimated value of the Trigger PLUS determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $903.00 and $953.00 per Trigger PLUS and will be less than the public offering price of the Trigger PLUS. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

■ The Trigger PLUS	■ The Underlier
HYPOTHETICAL PAYOUT AT MATURITY*
Underlier Return	Payment at Maturity
50.00%	$1,536.00
40.00%	$1,536.00
30.00%	$1,536.00
26.80%	$1,536.00
20.00%	$1,400.00
10.00%	$1,200.00
5.00%	$1,100.00
2.00%	$1,040.00
0.00%	$1,000.00
-5.00%	$1,050.00
-10.00%	$1,100.00
-20.00%	$1,200.00
-20.01%	$799.90
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-70.00%	$300.00
-80.00%	$200.00
-90.00%	$100.00
-100.00%	$0.00

* All payments are subject to our credit risk

Underlier

For more information about the underlier, including historical performance information, see the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Trigger PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS. Some of the risks that apply to an investment in the Trigger PLUS are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement, product supplement and preliminary pricing supplement. You should not purchase the Trigger PLUS unless you understand and can bear the risks of investing in the Trigger PLUS.

Risks Relating to the Terms and Structure of the Trigger PLUS

▪	The Trigger PLUS do not pay interest or guarantee return of principal.

▪	The appreciation potential of the Trigger PLUS is limited by the maximum upside payment at maturity.

▪	Your potential for a positive return from depreciation of the underlier is limited.

▪	Your return on the Trigger PLUS may be lower than the return on a conventional debt security of comparable maturity.

▪	Payments on the Trigger PLUS are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the Trigger PLUS.

▪	Any payment on the Trigger PLUS will be determined based on the closing values of the underlier on the dates specified.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

Risks Relating to the Initial Estimated Value of the Trigger PLUS and the Secondary Market for the Trigger PLUS

▪	There may not be an active trading market for the Trigger PLUS; sales in the secondary market may result in significant losses.

▪	The initial estimated value of the Trigger PLUS will be less than the public offering price.

▪	The initial estimated value of the Trigger PLUS is only an estimate, calculated as of the pricing date.

Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the Trigger PLUS.

▪	Our and our affiliates’ business and trading activities may create conflicts of interest.

▪	RBCCM’s role as calculation agent may create conflicts of interest.

Risks Relating to the Underlier

▪	You will not have any rights to the underlier or the silver held by the underlier.

▪	Investing in the Trigger PLUS linked to the underlier is not the same as investing directly in silver.

▪	The Trigger PLUS is subject to risks associated with silver.

▪	Any payment on the Trigger PLUS may be postponed and adversely affected by the occurrence of a market disruption event.

▪	Adjustments to the underlier could adversely affect any payments on the Trigger PLUS.

▪	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments.

▪	Reorganization or other events could adversely affect the value of the Trigger PLUS or result in the Trigger PLUS being accelerated.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Trigger PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “United States Federal Income Tax Considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.